Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between Clear Channel Management Services, Inc. (the “Company”) and Robert H. Walls, Jr. (“Employee”).

1.	TERM OF EMPLOYMENT

This Agreement commences on January 1, 2010 (the “Effective Date”) and shall continue until terminated by either party in accordance with Section 7 of this Agreement (the “Employment Period”).

2.	TITLE AND EXCLUSIVE SERVICES

(a)	Title and Duties. Employee’s title is Executive Vice President, General Counsel and Secretary of the Company during the Employment Period, and Employee will also serve in these or similar positions for affiliates of the Company, including Clear Channel Communications, Inc., Clear Channel Outdoor Holdings, Inc., CC Media Holdings, Inc., and such other operating companies, affiliates or subsidiaries of the Company as the CEO of Clear Channel Communications, Inc. (the “CEO”) may designate (collectively, together with the Company, such companies, affiliates and subsidiaries, the “Company Group”). Employee will report directly to the CEO, will have authority to select, in consultation with the CEO and the Board of Directors of CC Media Holdings, Inc. (the “Board”), outside law firms to be used by the Company Group, and will perform all such usual and customary job duties required by these positions and such other duties on behalf of the Company Group as may reasonably be assigned by the CEO from time to time. Employee acknowledges receipt of the Company’s Code of Business Conduct and Ethics and will review and abide by its terms.

(b)	Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period; provided that with advance notice to the CEO, Employee may engage in certain transitional activities as well as participate in educational, welfare, social, religious and civic organizations, including, without limitation, the activities set forth on Exhibit A attached to this Agreement, so long as such activities do not interfere or conflict with Employee’s satisfactory performance of his obligations hereunder or conflict in any material way with the business of the Company Group.

(c)	Place of Performance. The principal place of employment of Employee shall be at the Company’s principal executive offices in San Antonio, Texas. Notwithstanding the foregoing, prior to September 1, 2010, Employee may render performance of his duties and services hereunder at his home office in Houston, Texas from Friday through Monday, inclusive.

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3.	COMPENSATION AND BENEFITS

(a)	Signing Advance. As consideration for entering into this Agreement, Company shall pay a one-time lump sum of Five Hundred Thousand Dollars ($500,000.00) (the “Signing Advance”), less ordinary payroll, taxes and other deductions, which shall be payable on the Company’s first normal payroll date during January 2010. If, prior to January 1, 2011, Employee is terminated for Cause pursuant to Section 7(c) or voluntarily terminates without Good Cause pursuant to Section 7(e), then Employee shall reimburse a pro-rated portion of this Signing Advance to Company (such pro-rated portion shall be determined based on a fraction, the numerator of which is 365 less the number of days elapsed since the Effective Date and the denominator of which is 365). Employee agrees and understands that said pro-rated reimbursement may be deducted from his final wages, to the extent allowed by law.

(b)	Base Salary. Employee shall be paid Five Hundred Fifty Thousand Dollars ($550,000.00) per annum (“Base Salary”) during the Employment Period. The Base Salary shall be subject to annual review by the CEO and may be increased but not decreased. The Base Salary shall be paid in such equal periodic installments as the Company generally pays similarly situated employees, and shall be pro-rated on an annualized basis for any partial year during the Employment Period.

(c)	Vacation. Employee is eligible for twenty-five (25) vacation days annually.

(d)	Annual Bonus. Eligibility for an annual bonus is based on financial and performance criteria established by the Company and approved in the annual budget (the “Annual Bonus”). If earned, any such Annual Bonus will be paid no later than March 15 of the calendar year following the calendar year in which the Annual Bonus was earned. The payment of any Annual Bonus shall be subject to Section 16 and shall be within the “short-term deferral period” under Section 409A and applicable regulations and guidance thereunder (collectively, “Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).

(i)	For calendar year 2010, Employee’s target annual bonus (“Target Bonus”) shall be no less than One Million Dollars ($1,000,000.00). Criteria for Employee’s Target Bonus shall be 50% EBITDA based and 50% MBO based. Where used in this Agreement: (A) “EBITDA based” shall mean performance criteria established by the Board that are based upon EBITDA or such other applicable financial measure selected by the Board with respect to the applicable Annual Bonus, target performance with respect to which shall be determined with respect to Employee on the same basis as determined for other similarly situated employees within the Company Group and (B) “MBO based” shall mean such subjective performance criteria agreed to on an annual basis by and between the CEO and Employee at about the same time such measures are established with respect to other similarly situated employees within the Company Group. As soon as administratively practicable after the Company determines the amount of Employee’s actual bonus for calendar year 2010 (but in no event later than March 14, 2011), the Company shall provide Employee with the written certification attached hereto as Exhibit C of the amount of such bonus.

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(ii)	For calendar year 2011, Employee’s Target Bonus shall be no less than 100% of the Base Salary payable to Employee for the 2011 calendar year. Criteria for Employee’s Target Bonus shall be 50% EBITDA based and 50% MBO based.

(iii)	For calendar year 2012 and thereafter, Employee’s Target Bonus shall be no less than 100% of the Base Salary payable to Employee for the year to which the bonus relates and the criteria upon which the Target Bonus is based shall be set by management in consultation with Employee.

(e)	Long Term Incentive Grants. As additional consideration for entering into this Agreement, on December 31, 2010, provided Employee remains employed by Company under this Agreement on such date, Employee shall be granted a one-time long term incentive grant of 100,000 non-qualified stock options with respect to the common stock of CC Media Holdings, Inc. (“CCMH”) at an exercise price based on the closing price of the stock on December 31, 2010, which grant shall be approved by the Board on or before December 31, 2009. However, if the Compensation Committee of CCMH determines that the aforementioned closing stock price does not reflect fair market value, the Committee may retain an appraisal firm to conduct an appraisal and ascertain such fair market value. The long term incentive grant shall vest in 25% increments on the first four anniversaries of the grant date and shall be subject to the terms and conditions of the Clear Channel 2008 Executive Incentive Plan (the “EIP”) and the form Executive Option Agreement previously provided to Employee by the Company (the “Option Form”) with the following modifications that shall be included in the agreement evidencing the grant: (i) subject to clause (ii) below, the exercise price and vesting of the option shall be as previously described in this paragraph; (ii) the option shall also vest in full upon the occurrence of a Change of Control (as such term is defined in the Option Form); and (iii) the option and the shares acquired under the option shall not be subject to the Stockholders Agreement (as such term is defined in the EIP). The number and type of shares subject to the long term incentive grant shall be equitably adjusted for splits, reorganizations, recapitalizations, mergers and other corporate events that occur after the date this Agreement is executed and on or before December 31, 2010 based on the principles set forth in Section 7(b) of the EIP.

(f)	Employee Benefit Plans. Employee may participate in employee benefit plans and perquisites in which other similarly situated employees of the Company Group may participate.

(g)

Expenses. Subject to Section 16 and required withholding, Company will (i) reimburse Employee for business expenses incurred during the Employment Period, consistent with past practices pursuant to Company policy, (ii) reimburse Employee for reasonable expenses incurred in commuting between his home office in Houston, Texas and the Company’s principal executive offices in San Antonio, Texas, and reimburse Employee for reasonable living expenses Employee incurs in San Antonio, during the Employment Period prior to September 1, 2010, (iii) reimburse Employee for relocation expenses incurred with respect to his relocation from Houston, Texas to the San Antonio, Texas area in accordance with the applicable Company relocation policies previously provided

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to Employee (and Company agrees to provide Employee with the maximum benefits permitted under such policies) and (iv) reimburse Employee for legal expenses incurred by Employee for the purposes of review and negotiation of the provisions of this Agreement, provided that such reimbursement shall not exceed $10,000.

4.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Employee has access to confidential information and trade secrets including but not limited to the Company Group’s operational, programming, training/employee development, engineering, and sales information, customer lists, business and employment contracts, representation agreements, pricing and ratings information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company Group treats as confidential or proprietary (collectively the “Confidential Information”). Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside the Company Group except to the extent that (i) it is necessary in connection with performing his duties; (ii) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform the Company Group, shall cooperate with the Company Group to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. Employee agrees to never use Confidential Information in competing, directly or indirectly, with the Company Group. When employment ends, Employee will immediately return all Confidential Information to the Company Group.

5.	NON-HIRE OF COMPANY EMPLOYEES

To further preserve the Confidential Information, during employment by the Company Group and for twelve (12) months after such employment ends (“Non-Hire Period”), Employee will not, directly or indirectly, (i) hire or engage any current employee of the Company Group, including anyone employed by or providing services to Company Group within the 6-month period preceding Employee’s last day of employment or engagement; (ii) solicit or encourage any employee to terminate employment or services with the Company Group; or (iii) solicit or encourage any employee to accept employment with or provide services to Employee or any business associated with Employee.

6.	NON-COMPETITION AGREEMENT

To further preserve the Confidential Information, Employee agrees that during employment and for twelve (12) months after employment ends (the “Non-Compete Period”), Employee will not, directly or indirectly, be employed or retained by, own, manage or be connected with, whether as an officer, partner, associate, employee, consultant or otherwise, with: (a) any media representation firm, or any entity or person, engaged in the sale of advertising time in any counties in which Employee has or had duties under this Agreement, regardless of whether such advertising is for terrestrial radio, satellite radio, “high definition” radio, internet audio streaming, cellular, podcast, wireless, on-line and interactive platforms or otherwise; or (b) any entity that is in the business of distributing audio, video and/or data content,

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whether such distribution is in the form of analog, digital, cellular, broadband, streaming, “high definition” or otherwise, and whether such distribution is received via radio, internet, satellite, wireless or otherwise which is receivable in any counties in which Employee has or had duties under this Agreement. The foregoing, however, shall not prevent Employee’s (i) direct or beneficial ownership of up to two percent (2%) of the publicly traded equity securities of any entity, whether or not in the same or competing business, and (ii) engaging in the practice of law at a law firm, so long as (A) Employee satisfies Employee’s professional obligations to keep and not use the Confidential Information and (B) Employee’s engagement does not include non-legal duties that are likely to assist a competing business (as described within clauses (a) and (b) above in this paragraph).

7.	TERMINATION

Employment may be terminated by mutual agreement or:

(a)	Death. The date of Employee’s death shall be the termination date.

(b)	Disability. Company may terminate Employee’s employment if Employee is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, subject to applicable law.

(c)	Termination By Company. Company may terminate Employee’s employment with or without Cause. “Cause” means:

(i) willful and material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or a member of the Company Group; or

(ii) willful and material non-performance of duties (other than by reason of disability), willful and material failure to follow lawful directives that are consistent with Employee’s obligations hereunder, or other willful and material breach of this Agreement, in each case after written notice by the Company to Employee specifying the alleged failure; or

(iii) conviction of, or a plea of nolo contendere by, Employee to a misdemeanor involving moral turpitude or a felony; or

(iv) commission of or engaging in any act of fraud, embezzlement, theft or other act of dishonesty by Employee against the Company or any member of the Company Group that causes material and demonstrable injury, monetarily or otherwise, to the Company or a member of the Company Group.

If Company elects to terminate for Cause under (c)(i) or (ii), Employee shall have ten (10) days to cure after written notice, except where such Cause, by its nature, is not curable or the termination is based upon a recurrence of an act previously cured by Employee, and Employee, together with his legal counsel, shall have an opportunity to address the Board with respect to the grounds for Cause upon written request by Employee to the Board within such ten (10) day cure period.

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(d)	Termination By Employee For Good Cause. Employee may terminate his employment at any time for “Good Cause,” which is: (i) Company’s material breach of the Agreement after written notice by Employee specifying the alleged failure; or (ii) material diminution in Employee’s base compensation; or (iii) material diminution in Employee’s authority, duties or responsibilities; or (iv) material diminution in the authority, duties, or responsibilities of the CEO; or (v) a change in the place of Employee’s performance specified in Section 2(c) of more than 50 miles. If Employee elects to terminate his employment for “Good Cause,” Employee must provide Company written notice of the condition he believes gives rise to Good Cause within thirty (30) days of the initial existence of such condition, after which Company shall have thirty (30) days to cure. If Company has not cured and Employee elects to terminate his employment, he must do so within ten (10) days after the end of the cure period.

(e)	Termination By Employee Without Good Cause. Employee may terminate his employment at any time without “Good Cause” with sixty (60) days written advance notice to the CEO (which termination of employment with such advance notice shall not constitute a breach of this Agreement by Employee), in which case the Company may terminate Employee’s employment immediately upon or anytime after receipt of such notice, which termination shall not be a termination by the Company without Cause, and pay Employee any Base Salary remaining with respect to such sixty (60) day advance notice period.

8.	COMPENSATION UPON TERMINATION

(a)	Death. Upon termination of employment pursuant to Section 7(a), the Company shall pay to Employee’s designee or, if no person is designated, to Employee’s estate, (i) Employee’s unpaid Base Salary, if any, less applicable payroll, taxes and other deductions, that was earned through the termination date but not otherwise previously paid, which shall be paid within 30 days of the date of Employee’s termination of employment (“Accrued Base Salary”), (ii) the Annual Bonus, if any, Employee earned with respect to the calendar year prior to the calendar year that includes the termination date that was not paid as of such date shall be paid at the time such Annual Bonus is payable in accordance with Section 3(d), less applicable payroll, taxes and other deductions (the “Unpaid Prior Year Bonus”), (iii) a pro-rata portion of the Target Bonus for the calendar year that includes the termination date (which proration shall be based on performance through the termination date as compared to the target level of performance for such calendar year), less applicable payroll, taxes and other deductions (the “Pro-Rata Bonus”), which amount, if any, shall be paid on the date that is thirty (30) days after the date of Employee’s termination of employment, and (iv) any payments required under applicable employee benefit plans. The Company shall have no further obligation to Employee upon such termination under this Agreement.

(b)

Disability. Upon termination of employment pursuant to Section 7(b), the Company shall pay any Accrued Base Salary, Unpaid Prior Year Bonus and any payments required under applicable employee benefit plans. In addition, if Employee signs and delivers the

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Severance Agreement and General Release of claims in the form attached hereto as Exhibit B (the “Release”) after the date of Employee’s termination of employment and such Release is no longer subject to revocation, if applicable, on the date that is sixty (60) days after the date of Employee’s termination of employment (the “Payment Date”), then the Company shall pay to Employee on the Payment Date, if payable, any Pro-Rata Bonus. The Company shall have no further obligation to Employee upon such termination under this Agreement.

(c)	Termination By Company For Cause: Upon termination of employment by the Company for Cause pursuant to Section 7(c), the Company shall pay to Employee any Accrued Base Salary and any payments required under applicable employee benefit plans. The Company shall have no further obligation to Employee upon such termination under this Agreement.

(d)	Termination By Company Without Cause or By Employee With Good Cause. Upon termination of employment by the Company without Cause pursuant to Section 7(c) and not by reason of disability (within the meaning of Section 7(b)), or upon termination of employment by Employee for Good Cause pursuant to Section 7(d), the Company will pay to Employee any Accrued Base Salary, Unpaid Prior Year Bonus, and any payments required under applicable employee benefit plans. In addition, if Employee signs and delivers the Release to the Company after the date of Employee’s termination of employment and such Release is no longer subject to revocation, if applicable, on the Payment Date, then the Company shall pay to Employee a single lump sum payment on the Payment Date equal to (less applicable payroll, taxes and other deductions) (i) one and one-half (1.5) times the sum of (x) Employee’s annual rate of Base Salary on the date of termination plus (y) the Target Bonus with respect to the calendar year that includes the date of termination (the “Severance Payment”) plus, if payable, any (ii) Pro-Rata Bonus. The Company shall have no further obligation to Employee upon such termination under this Agreement.

If Employee breaches the post-employment covenants included in Section 6 hereof during the Non-Compete Period, then Employee shall forfeit any right to the pro-rata portion of the Severance Payment equal to the product of (x) the number of full months remaining in the Non-Compete Period after the date such breach occurs divided by twelve (12) multiplied by (y) the Severance Payment, and Employee shall reimburse such forfeited pro-rata portion of the Severance Payment to the Company. The foregoing shall not affect Company’s right to enforce the Non-Compete pursuant to Section 6.

(e)	Termination By Employee Without Good Cause: Upon termination of employment by Employee without Good Cause pursuant to Section 7(e), the Company shall pay any Accrued Base Salary, Unpaid Prior Year Bonus, and any payments required under applicable employee benefit plans. If the Company terminates Employee’s employment immediately upon or after receipt of Employee’s notice of termination (such termination by the Company shall not be deemed a termination by the Company without Cause), the Company shall also pay any pro-rata Base Salary for the remaining portion of the sixty (60) day notice advance period as described in Section 7(e). The Company shall have no further obligation to Employee upon such termination under this Agreement.

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(f)	Nonqualified Deferred Compensation. If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, any amounts to which Employee is entitled under this Section 8 that constitute “non-qualified deferred compensation” under Section 409A and would otherwise be payable prior to the earlier of (i) the 6-month anniversary of the Employee’s date of termination of employment and (ii) the date of the Employee’s death (the “Delay Period”) shall instead be paid in a lump sum, with interest from the date such payment would have been made had this payment delay not applied to the actual date of payment at the prime rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York, New York on the date of Employee’s termination of employment (or the first business day following such date if such termination does not occur on a business day), immediately upon (and not before) the expiration of the Delay Period to the extent required under Section 409A.

(g)	Limitation on Benefits. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Employee (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 8(g), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code (determined in accordance with the reduction of payments and benefits paragraph set forth below); whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Employee’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Employee and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. If any Payments would be reduced pursuant to the immediately preceding sentence but would not be so reduced if the stockholder approval requirements of section 280G(b)(5) of the Code are satisfied, the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments.

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The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

9.	OWNERSHIP OF MATERIALS

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company Group, and Employee hereby assigns all such rights to the Company Group. Employee agrees to execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure the Company Group’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms. Employee’s cooperation under this paragraph after the end of the Employment Period shall reasonably accommodate his business schedule. Company will pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment with the Company Group, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

10.	PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon and inure to the benefit of Employee, his heirs and his personal representative or representatives, and upon and inure to the benefit of Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution. This Agreement may not be assigned by the Company Group without Employee’s prior written consent.

11.	GOVERNING LAW AND CONSENT TO JURISDICTION

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Additionally, the Company and Employee expressly consent to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to this Agreement.

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12.	LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee’s cooperation shall reasonably accommodate his business schedule and shall include being available to prepare for discovery or trial and to act as a witness. The Company will pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment with the Company Group, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

13.	INDEMNIFICATION

The Company Group shall defend and indemnify Employee for acts committed in the course and scope of employment.

14.	DISPUTE RESOLUTION

(a)	Injunctive Relief: Employee agrees that irreparable damages to Company will result from Employee’s breach of this Agreement, including loss of revenue, loss of goodwill associated with Employee as a result of employment, and/or loss of the benefit to Company of any training, confidential, and/or trade secret information provided to Employee, and any other tangible and intangible investments made to and on behalf of Employee. A breach or threat of breach of this Agreement after the end of the Employment Period shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. The breaching party shall pay to the non-breaching party reasonable attorneys’ fees and costs associated with enforcement of this Agreement, including any appeals. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.

(b)

Arbitration: The parties agree that any dispute or claim, including discrimination or retaliation claims, relating to this Agreement or arising out of Employee’s employment or termination of employment, shall, upon timely written request of either party, be submitted to binding arbitration, except claims regarding: (i) workers’ compensation benefits; (ii) unemployment benefits; (iii) Company’s employee benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. This Agreement is not intended to prohibit the Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission, the National Labor Relations Board or the Department of Labor. The arbitration shall be conducted in the

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market in which Employee resides. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Any claims received after the applicable statute of limitations period shall be deemed null and void. The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise. Company will pay the actual costs of arbitration excluding attorneys’ fees. Unless otherwise provided by law and awarded by the arbitrator, the losing party shall pay its own attorneys’ fees and other costs and shall reimburse the prevailing party for its attorneys’ fees and other costs.

15.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys. Employee represents that he is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the rights of the Company Group. Employee represents that he is under no disability that would hinder the performance of his duties.

16.	SECTION 409A COMPLIANCE

(a)	It is the intent of the Company and Employee that the payments and benefits under this Agreement shall comply with Section 409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or for any damages for failing to comply with Section 409A with respect to the payments and benefits under this Agreement.

(b)	Notwithstanding anything herein to the contrary, a termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Section 409A), and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Period”, “termination of employment” or similar terms shall mean “separation from service.”

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(c)	To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)	For purposes of Section 409A, Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

17.	MISCELLANEOUS

This Agreement is not effective unless fully executed by all parties. This Agreement, including the recitals and provisions of Exhibits A, B and C hereto (which are incorporated into and are a part of this Agreement) and the documents referred to therein, contains the entire agreement of the parties and supersedes any prior written or oral agreements or understandings between the parties. No modification shall be valid unless in writing and signed by the parties. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Sections 5 and 6 are reasonable in scope and duration and are necessary to protect Confidential Information. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5 or 6, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until he permanently ceases such violation. All provisions of this Agreement having or contemplated as having continued application from and after the termination of the Employment Period shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period. The language used in this Agreement shall be deemed to be the

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language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

Upon full execution by all parties, this Agreement shall be effective on the Effective Date. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

EMPLOYEE:

/s/ Robert H. Walls, Jr.	Date:	12/18/09
Robert H. Walls, Jr.

COMPANY:

/s/ Mark P. Mays	Date:	12/23/09
Mark P. Mays
Clear Channel Management Services, Inc.
President & Chief Executive Officer

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EXHIBIT A

TO

EMPLOYMENT AGREEMENT

Employee is permitted to engage in the following activities:

Texas Children’s Hospital – advisory board member

The Chinquapin School – board member

West Houston Young Life – committee member

National Specialty Alloys LLC – board member (transition during the first twelve (12) months following the Effective Date)

During the first twelve (12) months following the Effective Date, administrative and fiduciary commitments (i.e., partnership assignment and withdrawal documents, record keeping, making tax filings, reviewing financial statements and tax returns, and similar functions) with respect to, and interests in, Employee’s transition from the following entities: National Specialty Alloys LLC, Post Oak Energy Capital, LP, Post Oak Energy Advisors, LLC and Post Oak Energy Holdings, LLC

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EXHIBIT B TO EMPLOYMENT AGREEMENT

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into by Robert H. Walls, Jr. (hereinafter referred to as “Employee”) and Clear Channel Management Services, Inc. (hereinafter referred to as “Company”).

1.	End of Employment. Employee’s termination date is (the “Termination Date”).

2.	Consideration for Agreement from Company.

(a) In return for this Agreement and in full and final settlement, compromise, and release of all of Employee’s claims (as described in Section 3 below), and provided Employee does not revoke this Agreement, Company agrees to pay as severance to Employee on the date that is 60 days after the Termination Date (the “Payment Date”) the sum of (i) $             (the “Severance Payment”) plus (ii) $             (the “Pro-Rata Bonus”). Both the Severance Payment and the Pro-Rata Bonus shall be subject to applicable federal and state withholding and all other ordinary payroll deductions. Employee hereby acknowledges the sufficiency of these payments from Company.1

(b) If Employee breaches the post-employment covenants included in Section 6 of the Employment Agreement entered into by and between Company and Employee effective as of January 1, 2010 (the “Employment Agreement”) during the twelve (12) month period commencing on the Termination Date (the “Non-Compete Period”), then Employee shall forfeit

[1]	The Severance Payment concept throughout this Agreement (including in Section 2(b)) to be deleted if this Agreement is required pursuant to Section 8(b) of the Employment Agreement.

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EXHIBIT B TO EMPLOYMENT AGREEMENT

any right to the pro-rata portion of the Severance Payment equal to the product of (x) the number of full months remaining in the Non-Compete Period after the date such breach occurs divided by twelve (12) multiplied by (y) the Severance Payment (less applicable tax withholding), and Employee shall reimburse such forfeited pro-rata portion of the Severance Payment to Company. The foregoing shall not affect Company’s right to enforce the Non-Compete pursuant to Section 6 of the Employment Agreement.

3.	Employee’s Release of Claims.

(a) Employee affirms that he has not filed, caused to be filed, and/or is not presently a party to any claim, complaint, or action against any member of the Company Group (as defined in 3(b)) in any forum or form.

(b) Employee hereby irrevocably and unconditionally releases and forever discharges Company, Clear Channel Communications, Inc., Clear Channel Outdoor Holdings, Inc., CC Media Holdings, Inc. and all of each of their past, present and future parents, subsidiaries and affiliates and their employees, officers, directors, agents, insurers and legal counsel (hereinafter referred to as the “Company Group”) from any and all claims, demands, causes of action, and liabilities of any nature, both past and present, known and unknown, resulting from any act or omission of any kind occurring on or before the date of execution of this Agreement which arise under contract or common law, or any federal, state or local law, regulation or ordinance. Employee understands and agrees that Employee’s release of claims includes, but is not limited to, the following: all claims, demands, causes of action and liabilities for past or future loss of pay or benefits, expenses, damages for pain and suffering, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or equitable remedy of any kind whatsoever.

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EXHIBIT B TO EMPLOYMENT AGREEMENT

(c) Employee additionally hereby irrevocably and unconditionally releases and forever discharges the Company Group from any and all claims, demands, causes of action and liabilities arising out of or in any way connected with, directly or indirectly, Employee’s employment with the Company Group or any incident thereof, including, without limitation, his treatment by the Company Group or any other person, the terms and conditions of his employment, and any and all possible state or federal statutory and/or common law claims, including but not limited to:

(a) All claims which he might have arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; The Civil Rights Act, 42 U.S.C. § 1981 and § 1988; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq.; The Family and Medical Leave Act of 1993, as amended, 29 U.S.C. § 2601, et seq.; The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; The Older Worker Benefit Protection Act of 1990; The Immigration Reform and Control Act, as amended; and/or, The Occupational Safety and Health Act, as amended;

(b) All contractual claims for any wages or other employment benefits owed as a result of Employee’s separation from Company Group;

(c) All claims arising under the Civil Rights Act of 1991, 42 U.S.C. § 1981a; and,

(d) All other claims, whether based on contract, tort (personal injury), or statute, arising from Employee’s employment, the separation from that employment, or any investigation and/or interview conducted by or on behalf of the Company Group.

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EXHIBIT B TO EMPLOYMENT AGREEMENT

(d) Employee does not waive rights or claims which cannot be waived by law, including, but not limited to, the right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or its state equivalent, or to participate in an agency investigation, although Employee does waive any right to monetary recovery should the EEOC or other state or federal administrative or governmental agency pursue claims against the Company Group on Employee’s behalf.

(e) Employee does not waive or release (a) any of Employee’s rights to Accrued Base Salary (as defined in the Employment Agreement) or Unpaid Prior Year Bonus (as defined in the Employment Agreement), in each case if earned but unpaid as of the date this Agreement is executed, (b) any claim for or right to indemnification under the policies or governing instruments of the Company Group, including, without limitation, for the advance of costs and expenses relating to any claims for which indemnification may be available, and for coverage under any directors and officers liability insurance policies maintained by the Company Group, (c) any claim for benefits under any employee benefit plan maintained by the Company Group, (d) any claim in respect of Employee’s equity interests (including, without limitation, phantom awards, performance awards and stock options) in the Company Group that Employee continues to hold after the Termination Date, and (e) any other claim in respect of the obligations of a member of the Company Group under any agreement to which Employee and such member of the Company Group are parties, to the extent that such agreement remains in force after the date hereof.

(f) Employee does not waive rights or claims that arise following the execution of this Agreement.

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EXHIBIT B TO EMPLOYMENT AGREEMENT

4.	Other Understandings, Agreements, and Representations.

(a) Employee agrees that this Agreement binds him and also binds his spouse, children, heirs, executors, administrators, assigns, agents, partners, successors in interest, and all other persons and entities in privity with him.

(b) Employee promises and represents that he will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms of this Agreement, except (1) to advisors, attorneys, accountants, representatives or members of Employee’s immediate family, provided that any individual to whom such disclosure is made agrees to abide by the terms of this Section; (2) to the extent necessary to report income to appropriate taxing authorities; (3) in response to an order or subpoena of a court of competent jurisdiction; or (4) in response to any subpoena issued by a state or federal governmental agency.

(c) Employee promises and represents that he will not make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, about Company. Company promises and represents that the Company Group will cause its senior executive officers and directors to not make any derogatory, negative or disparaging statements, either written or verbal, about Employee.

(d) Employee promises and represents that he has returned all Confidential Information (as defined in Section 4 of the Employment Agreement) to Company. Employee acknowledges and affirms his continuing obligations under Sections 4, 5, 6 and 15 of the Employment Agreement, which covenants Employee expressly agrees are incorporated into and made a part of this Agreement by reference. Company and Employee agree that the restrictions contained in Sections 5 and 6 of the Employment Agreement (the “Non-Hire and

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EXHIBIT B TO EMPLOYMENT AGREEMENT

Non- Compete”), which sections have been incorporated into and made a part of this Agreement by reference, are reasonable in scope and duration and are necessary to protect Confidential Information (as defined in the Employment Agreement). If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of the Non-Hire and Non-Compete, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until he permanently ceases such violation.

(e) Employee and Company each acknowledge and affirm their continuing obligations under Sections 9 and 12 of the Employment Agreement, which provisions Employee and Company expressly agree are incorporated into and made a part of this Agreement by reference.

(f) Company acknowledges and represents its continuing obligations under Sections 3(g) and 13 of the Employment Agreement, which provisions Company expressly agrees are incorporated into and made a part of this Agreement by reference.

(g) It is the intent of Company and Employee that the payments and benefits under this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (collectively, “Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. In no event whatsoever shall Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or for any damages for failing to

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EXHIBIT B TO EMPLOYMENT AGREEMENT

comply with Section 409A with respect to the payments and benefits under this Agreement. To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(h) This Agreement is not effective unless fully executed by all parties. This Agreement contains the entire understanding between Employee and Company and supersedes all prior written or oral agreements and understandings relating to the subject matter of this Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by Employee and an authorized representative of Company. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

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EXHIBIT B TO EMPLOYMENT AGREEMENT

(i) Dispute Resolution.

(a) Injunctive Relief. Employee agrees that irreparable damages to Company will result from Employee’s breach of this Agreement, including loss of revenue, loss of goodwill associated with Employee as a result of employment, and/or loss of the benefit to Company of any training, confidential, and/or trade secret information provided to Employee, and any other tangible and intangible investments made to and on behalf of Employee. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. The breaching party shall pay to the non-breaching party reasonable attorneys’ fees and costs associated with enforcement of this Agreement, including any appeals. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.

(b) Binding Arbitration. Any disputes that relate in any way to the provisions of this Agreement shall be resolved by binding arbitration in accordance with the terms and provisions of Section 14(b) of the Employment Agreement, which terms and provisions are incorporated into and made part of this Agreement by reference. Company will pay the actual costs of arbitration excluding attorneys’ fees. Unless otherwise provided by law and awarded by the arbitrator, the losing party shall pay its own attorneys’ fees and other costs and shall reimburse the prevailing party for its attorneys’ fees and other costs.

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EXHIBIT B TO EMPLOYMENT AGREEMENT

(j) Employee may take up to twenty-one (21) days from receipt of this Agreement to decide whether to accept this Agreement. Employee may actually accept and sign this Agreement at any time within this 21-day period, but Employee is not required to do so by Company. If Employee has not signed and delivered this Agreement to Company such that this Agreement is no longer subject to revocation as of the Payment Date, Company’s offer to pay the Severance Payment and Pro-Rata Bonus is revoked by Company. In deciding whether to accept the terms of this Agreement, Employee is also advised that he may revoke this entire release up to seven days following its execution.

(k) Notice Regarding Attorney: Employee is hereby advised to consult with an attorney of his choice, at his expense, before signing this Agreement.

(l) Unless otherwise specified or required by statute in a particular jurisdiction which expressly pertains to an employment relationship (e.g., wage payment timing, tax withholding, etc.), all construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.

(m) Employee agrees that, if any single section or clause of this Agreement should be found invalid or unenforceable, it shall be severed and the remaining sections and clauses enforced in accordance with the intent of this Agreement.

(n) Employee represents and certifies that he (1) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (2) has read this Agreement carefully; (3) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (4) understands its provisions; (5) has been advised to consult with an

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EXHIBIT B TO EMPLOYMENT AGREEMENT

attorney; (6) has determined that it is in his best interest to enter into this Agreement; (7) has not been influenced to sign this Agreement by any statement or representation by Company not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily.

(o) This Agreement must be delivered to:                              within the time specified herein and no longer subject to revocation as of the Payment Date in order to be effective. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

ACCEPTED AND AGREED:

ROBERT H. WALLS, JR.

Date:

CLEAR CHANNEL MANAGEMENT SERVICES, INC.

Date:	By:
Name:
Title:

APPROVED BY [HR/LEGAL]: [INITIALS]

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EXHIBIT C TO EMPLOYMENT AGREEMENT

WRITTEN CERTIFICATION OF

CLEAR CHANNEL MANAGEMENT SERVICES, INC.

DATED             , 2011

WHEREAS, pursuant to Section 3(d) of that certain Employment Agreement entered into by and between Clear Channel Management Services, Inc. (the “Company”) and Robert H. Walls, Jr. (“Employee”) dated January 1, 2010 (the “Employment Agreement”), the actual annual bonus payable to Employee with respect to performance during the 2010 calendar year (the “2010 Annual Bonus”) shall be determined by the Company, during early 2011, based upon satisfaction by the Company and Employee, as applicable, during 2010 of financial and performance criteria established by the Company during early 2010; and

WHEREAS, in cooperation with the Company Deutsche Bank AG has established that certain irrevocable Letter of Credit No. 839BGC0900 (the “Letter of Credit”) in Employee’s favor as beneficiary for drawings up to U.S. Dollars 1,000,000.00 (One Million and 00/100 U.S. Dollars) (the “Target Bonus”), which Letter of Credit shall expire when (a) drawn upon by Employee, (b) the 2010 Annual Bonus is otherwise paid in full to Employee by the Company or (c) there is a good faith determination by the Company that no 2010 Annual Bonus is payable to Employee pursuant to the provisions of Section 3(d) of the Employment Agreement; and

WHEREAS, the parties to the Employment Agreement have agreed that Employee shall draw on the Letter of Credit in full and complete satisfaction of any and all obligations of the Company (or any other entity, including, without limitation, any affiliate or subsidiary of the Company) to Employee under Section 3(d) of the Employment Agreement with respect to the 2010 calendar year in the amount specified by the Company in this written certification.

NOW, THEREFORE, the Company hereby certifies, as of the date set forth above, as follows:

1.	Employee’s 2010 Annual Bonus is $ .

2.	Employee may draw on the Letter of Credit in an amount equal to $ (which amount shall not exceed the Target Bonus).

CLEAR CHANNEL MANAGEMENT SERVICES, INC.

By:
Its:

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